UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 10, 2013

SENTIO HEALTHCARE PROPERTIES, INC.

 (Exact name of registrant as specified in its charter)

Maryland	000-53969	20-5721212
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

189 South Orange Ave, Suite 1700

Orlando, FL 32801

(Address of principal executive offices)

407- 999-7679

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 8.01.	Other Information

On February 11, 2013 the Company issued a press release announcing the signing of a definitive agreement with an affiliate of leading global investment firm Kohlberg Kravis Roberts & Co. L.P. (together with its affiliates “KKR”). Subject to the terms of the agreement, KKR has committed to provide $150 million of convertible preferred equity to the Company over the next two to three years. A copy of this press release is attached hereto as Exhibit 99.1.

This report is being filed in respect of the transactions described above. The Company will file with the SEC and mail or otherwise provide to its stockholders a proxy statement in connection with the transactions. The Company also will be filing other documents with the SEC. Investors and security holders are urged to read the proxy statement and other documents relating to such transaction when they become available, because they will contain important information.

Investors and security holders may obtain a free copy of the proxy statement and other documents that the Company files with the SEC (when available) from the SEC’s website at www.sec.gov and the Company’s website at www.sentiohealthcareproperties.com. In addition, the proxy statement and other documents filed by the Company with the SEC (when available) may be obtained from the Company free of charge by directing a request to Sentio Healthcare Properties, Inc., 189 South Orange Ave, Suite 1700 Orlando, FL 32801.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding the Company’s directors and executive officers can be found in the Company’s definitive proxy statement filed with the SEC on March 23, 2012. Additional information regarding the interests of such potential participants will be included in the proxy statement and other relevant documents filed with the SEC in connection with the proposed transaction when they become available. These documents are available free of charge on the SEC’s website and from the Company using the sources indicated above.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENTIO HEALTHCARE PROPERTIES, INC.

Dated: February 11, 2013	By:	/s/ Sharon C. Kaiser
Sharon Kaiser,
Chief Financial Officer